Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Ultratrex Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees Previously Paid	Equity	Class A Shares, par value $0.0001 per share	(1)	457(o)		$	$7,187,500.00	0.0001531	$1,100.41
Fees to be Paid	Equity	Warrants to purchase Class A Shares, par value $0.0001 per share	(2)	Other
Fees to be Paid	Equity	Class A Shares, par value $0.0001 per share, issuable upon exercise of the Warrants	(3)	457(o)		$	$539,062.50	0.0001381	$74.45

Total Offering Amounts:							$7,726,562.50		1,174.86
Total Fees Previously Paid:									1,100.41
Total Fee Offsets:
Net Fee Due:									$74.45

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Offering Note(s)

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the Class A Shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of Class A Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

The registration fee for the original Proposed Maximum Aggregate Offering Price of $7,187,500 of Class A Shares was calculated with the fee rate of $0.0001531 per share and the registration fee for the additional Proposed Maximum Aggregate Offering Price of $539,062.50 of the Class A Shares issuable upon exercise of the underwriter’s warrants was calculated with the fee rate of $0.0001381 per share.
(2)	The Registrant will issue to the underwriters warrants to purchase a number of ordinary shares equal to an aggregate of 6.0% of the Class A Shares sold in the offering, including the over-allotment option. The exercise price of the underwriters’ warrants is equal to 125% of the offering price of the Class A Shares offered hereby. The underwriters’ warrants will be exercisable at any time and from time to time, in whole or in part, from such date that is five years commencing six months from the consummation of sales of the offering. In accordance with Rule 457(g) under the Securities Act, because the Registrant’s Class A Shares underlying the warrants are registered hereby, no separate registration fee is required with respect to such securities registered hereby.

The registration fee for the original Proposed Maximum Aggregate Offering Price of $7,187,500 of Class A Shares was calculated with the fee rate of $0.0001531 per share and the registration fee for the additional Proposed Maximum Aggregate Offering Price of $539,062.50 of the Class A Shares issuable upon exercise of the underwriter’s warrants was calculated with the fee rate of $0.0001381 per share.
(3)	The registration fee for the original Proposed Maximum Aggregate Offering Price of $7,187,500 of Class A Shares was calculated with the fee rate of $0.0001531 per share and the registration fee for the additional Proposed Maximum Aggregate Offering Price of $539,062.50 of the Class A Shares issuable upon exercise of the underwriter’s warrants was calculated with the fee rate of $0.0001381 per share.